Exhibit 99.1

NEWS RELEASE FOR IMMEDIATE RELEASE	Investor Relations (336) 615-8065 investorrelations@thefreshmarket.com

The Fresh Market, Inc. Reports Third Quarter Fiscal Year 2015 Earnings

Sales Increased 3.3%; Reported GAAP Diluted Earnings Per Share of $0.21;

Adjusted Diluted Earnings Per Share of $0.23

Updates Fiscal Year 2015 Guidance

GREENSBORO, N.C. - November 19, 2015 - The Fresh Market, Inc. (NASDAQ: TFM), a specialty grocery retailer, today announced unaudited sales and earnings results for its thirteen-week third quarter ended October 25, 2015.

Third Quarter Financial Overview

•
Diluted earnings per share under U.S. generally accepted accounting principles (“GAAP”) were $0.21, compared to $0.31 in the third quarter of fiscal 2014. Third quarter fiscal 2015 results include net store closure and leadership change charges of $0.02 per diluted share and third quarter fiscal 2014 results include a $0.04 per diluted share net benefit from adjustments to previously recorded store closure and exit costs.

•
Adjusted diluted earnings per share were $0.23, excluding $0.02 per diluted share of net store closure and leadership change charges. Adjusted diluted earnings per share were $0.27 for the third quarter of fiscal 2014, excluding net benefits from adjustments to closed store reserves of $0.04 per diluted share. Adjusted diluted earnings per share is a non-GAAP financial measure. The schedules included in this press release reconcile this and other non-GAAP financial measures referenced to their comparable GAAP financial measures.

•
GAAP net income was $10.0 million, compared to $14.9 million in the third quarter of fiscal 2014. Third quarter fiscal 2015 GAAP net income includes pre-tax net store closure and leadership change charges of $1.7 million and third quarter fiscal 2014 results include a net pre-tax benefit of $2.9 million resulting from adjustments to previously recorded store closure and exit costs.

•
Adjusted EBITDA was $37.5 million, compared to $39.1 million in the third quarter of fiscal 2014. Adjusted EBITDA for the third quarter of fiscal 2015 was 8.7% of sales, compared to 9.3% of sales in the third quarter of fiscal 2014. Adjusted EBITDA is a non-GAAP financial measure.

•	Sales increased 3.3% to $433.1 million and comparable store sales decreased 3.7% to $386.5 million from the third quarter of fiscal 2014.

•	Gross profit increased 4.3%, or $5.9 million, to $144.0 million, compared to the third quarter of fiscal 2014. Gross margin was 33.2%, compared to 32.9% in the third quarter of fiscal 2014.

•
The Company generated $28.1 million in cash flow from operations during the third quarter of fiscal 2015, compared to $30.0 million in the third quarter of the prior fiscal year, and ended the quarter with a cash balance of $37.3 million.

Rick Anicetti, President and Chief Executive Officer, commented, “The Fresh Market is a unique brand with enormous untapped potential and I am excited about the opportunity to guide the company's future direction. As our management team and Board conduct a comprehensive strategic and financial review of the business, we are simultaneously moving forward aggressively with a number of initiatives to strengthen our foundation, increase productivity, drive store traffic, and regain operating momentum. With the holiday season fast approaching, we are making changes as quickly as prudently possible to our productivity, price optimization and brand differentiation to help stabilize traffic trends and drive sales during this key shopping period.”

Third Quarter Operating Performance
Total sales for the third quarter of fiscal 2015 increased 3.3% to $433.1 million compared to the third quarter of fiscal 2014. Comparable store sales decreased 3.7% to $386.5 million from the third quarter of fiscal 2014 as a result of a 3.7% decrease in the number of transactions.
The Company’s gross profit increased 4.3%, or $5.9 million, to $144.0 million in the third quarter of fiscal 2015, compared to the prior fiscal year period. The fiscal 2015 third quarter gross margin increased 30 basis points to 33.2%, compared to the third quarter of the prior fiscal year. The improvement in gross margin was driven primarily by reduced supply chain costs, a favorable LIFO expense adjustment and reduced store supplies expenses, partially offset by an increase in occupancy costs.
Selling, general and administrative expenses for the third quarter of fiscal 2015 increased $8.8 million to $109.6 million, compared to the third quarter of fiscal 2014. Included in these expenses is $1.6 million related to the previously announced leadership changes at the Company. Selling, general and administrative expenses as a percentage of sales for the quarter increased to 25.3% from 24.0% in the third quarter of fiscal 2014, primarily due to increased store labor expenses on lower comparable store sales and investments in marketing and store productivity programs, partially offset by a decrease in incentive compensation expenses.
Operating income was $16.7 million, or 3.9% of sales, for the third quarter of fiscal 2015, compared to $24.3 million, or 5.8% of sales in the third quarter of fiscal 2014. The Company’s third quarter of fiscal 2015 operating income includes $1.7 million in net store closure and leadership change charges and the Company’s third quarter 2014 operating income included a net benefit of $2.9 million as a result of adjustments to previously recorded store closure and exit costs. Excluding these items, adjusted operating income was $18.5 million, or 4.3% of sales, for the third quarter of fiscal 2015 and $21.4 million, or 5.1% of sales, for the third quarter of fiscal 2014. Adjusted operating income is a non-GAAP financial measure.
Fiscal Year to Date Operating Performance
GAAP diluted earnings per share for the first thirty-nine weeks of fiscal 2015 were $0.88, flat with the corresponding thirty-nine week period in fiscal 2014. Excluding store closure and leadership change charges of $0.21 per diluted share, adjusted diluted earnings per share were $1.09 for the first thirty-nine weeks of fiscal 2015. Excluding store closure and exit costs of $0.18 per diluted share for the first thirty-nine weeks of fiscal 2014, the Company generated adjusted diluted earnings per share of $1.06. Adjusted diluted earnings per share is a non-GAAP financial measure.
For the thirty-nine week period ended October 25, 2015, sales were $1.34 billion, a 5.1% increase compared to the corresponding thirty-nine week period in fiscal 2014, while comparable store sales decreased 1.6% from the prior year period. GAAP net income was $42.6 million for the thirty-nine week period ended October 25, 2015, compared to $42.8 million in the prior year period. GAAP net income for the first thirty-nine weeks of fiscal 2015 includes net pre-tax store closure and leadership change charges of $16.6 million, and GAAP net income for the first thirty-nine weeks of fiscal 2014 includes pre-tax store closure and exit costs of $13.9 million.
Balance Sheet and Cash Flow
During the third quarter of fiscal 2015, the Company generated $28.1 million in cash flow from operations and invested $26.3 million in capital expenditures, of which $21.9 million related to new and remodeled stores. For the year-to-date fiscal 2015 period, the Company generated $105.5 million in cash flow from operations and invested $80.6 million in capital expenditures, with $70.2 million spent on real estate activities.
During the third quarter of fiscal 2015, the Company repurchased 1.6 million shares of its common stock at an average price of $23.28 per share for a total expenditure of $37.6 million. As of October 25, 2015, the Company had $162.4 million available for future stock repurchases under its previously announced $200 million stock repurchase program.
The Company had $37.3 million of cash and no outstanding debt in connection with the Company’s revolving credit facility at the end of the third quarter of fiscal 2015, compared to $48.5 million in cash and no outstanding debt under the credit facility at the end of fiscal 2014.
On a trailing four quarter basis for the period ended October 25, 2015, the Company’s return on assets was 11.3%, return on invested capital, excluding excess cash, was 17.6%, and return on equity was 18.5%. Excluding the impact from store closure and exit costs, as well as asset impairment and leadership change charges recognized in the last quarter of fiscal 2014 and the first three quarters of fiscal 2015, the Company’s adjusted return on assets was 14.0%, adjusted return on invested capital, excluding excess cash, was 21.2%, and adjusted return on equity was 22.3%, all on a trailing four quarter basis for the period ended October 25, 2015. These financial return measures are non-GAAP financial measures. The schedules included in this press release include a discussion of these non-GAAP financial measures, as well as the details of the Company’s calculations of these financial return measures.

Growth and Development

During the third quarter of fiscal 2015, the Company opened six new stores, including two stores in Florida and one each in South Carolina, Georgia, Alabama and Connecticut. As of October 25, 2015, the Company operated 180 stores in 27 states.
The following table provides additional information about the Company’s real estate and store opening activities through the third quarter of fiscal 2015. Leases signed as of October 25, 2015 are for stores expected to open during or after fiscal 2015.

	Stores Opened in FY 2015	Leases Signed for Future Store Locations [1]
Number of new leased store locations	14	24
Average capital cost per store [2]	$3.5 million
	Information for All Open Stores
Average store size (gross square feet)	21,256
Total rentable square footage (at end of period)	3.8 million
Note 1: Includes leases for stores expected to open after October 25, 2015 and such leases typically include customary leasing conditions. In general, the Company does not announce the location of a new store until all conditions to the lease are satisfied or the Company’s involvement in the property or project will be made public in connection with governmental permitting or approvals or in dealing with other third-parties. The Company generally identifies a store as “coming soon” when the Company takes possession of the property and commences construction related activities. The Company's website sets forth the most current list of announced lease locations and stores that are “coming soon.”
Note 2: Net of capital contributions, if any, received from landlords and including building costs, but excluding cost of land for owned stores. Lease inducement costs and similar prepayments in connection with acquiring or entering into new leases are not included in the capital cost per store and are included as a long-term asset and expensed over the primary term of the lease.

Fiscal 2015 Outlook
The Company expects fiscal 2015 adjusted earnings of $1.55 to $1.60 per diluted share. This outlook excludes approximately $0.08 per diluted share of expenses associated with the leadership transition and anticipated expenses related to the strategic and financial review. The outlook also excludes anticipated net charges of approximately $0.20 per diluted share, expected to be realized during fiscal 2015 related to the recognition of lease liabilities, asset disposals, severance and other store closure and exit costs. GAAP diluted earnings per share are expected to be $1.27 to $1.32, which includes an approximately $0.07 per diluted share benefit related to the 53rd week of fiscal 2015. Both the adjusted and GAAP earnings per share expectations exclude the impact of any share repurchases by the Company conducted in the fourth quarter of fiscal 2015.
Management’s outlook for the 53-week fiscal 2015 is based upon the following expectations:

•
Total sales growth for the 53-week fiscal 2015 of approximately 5.5% to 6.5% compared to the 52-week fiscal 2014 total sales (fiscal 2014 included the benefit of sales from the Company’s three California stores prior to their closing)

•	Comparable store sales for the first 52 weeks of fiscal 2015 of -2.0% to -2.6%

•	An effective tax rate of 37.0% to 37.3%

•	Approximately $95 million to $105 million in capital expenditures, primarily related to real estate investments

•	Unit growth of 18 new stores

•	Remodeling or refreshing 9 stores

•	Approximately $0.07 per diluted share of earnings related to the 53rd week of operations in the fourth quarter of fiscal 2015

Strategic and Financial Review
On October 20, 2015, The Fresh Market announced that the Company and the Board of Directors will conduct a strategic and financial review of the Company's business. This review may result in the Company pursuing value-enhancing initiatives as a standalone company, capital structure optimization, or a sale of the Company or other business combination. In the event that the Board of Directors concludes that pursuing any potential strategic alternative is in the best interests of the Company and its stockholders, any such process will be conducted in a manner designed to maximize value for all stockholders. The Company does not intend to comment further regarding the strategic and financial review until the Board of Directors approves a specific action or concludes its review.

Earnings Conference Call

The Company will host a conference call today at 5:00 p.m. Eastern Time. During the conference call, the Company may answer questions concerning its business. The Company's responses to these questions, as well as other matters discussed during the conference call, may contain or constitute information that has not been previously disclosed.
The call will be broadcast via a live audio webcast at www.thefreshmarket.com, within the Investor Relations section of the Company’s website. Investors and analysts interested in participating on the call are invited to dial (877) 407-8293 or (201) 689-8349 to access the call. A telephone replay will be available for two weeks following the call. To access the replay, please dial (877) 660-6853 or (201) 612-7415 with conference ID #13624645.

About The Fresh Market, Inc.
Founded in 1982, The Fresh Market, Inc. is a specialty grocery retailer focused on providing high-quality products in a unique and inviting atmosphere with a high level of customer service. As of November 19, 2015, the Company operates 183 stores in 27 states across the United States.  For more information, please visit www.thefreshmarket.com.
Forward Looking Statements: This document contains forward-looking statements that reflect our plans, estimates, and beliefs regarding future business and financial performance and financial condition. These statements involve a number of risks and uncertainties. Any statements contained herein (including statements to the effect that The Fresh Market or its management "anticipates," "plans," "estimates," "expects," "believes," and other similar expressions) that are not statements of historical fact should be considered forward-looking statements. The following are some of the factors that could cause actual future results to differ materially from those expressed in any forward-looking statements: accounting entries and adjustments at the close of a fiscal quarter; unexpected expenses and risks associated with our business; our ability to remain competitive in the areas of merchandise quality, price, breadth of selection, customer service and convenience; the effective management of our merchandise buying and inventory levels; the quality and safety of food products and other items that we may sell; our ability to anticipate and/or react to changes in customer demand; changes in economic and financial conditions, including U.S. fiscal and monetary policy, and the resulting impact on consumer confidence; other changes in consumer confidence and spending; unexpected consumer responses to promotional programs; unusual, unpredictable and/or severe weather conditions, including their effect on our supply chain and our store operations; the effectiveness of our logistics and supply chain model, including the ability of our third-party logistics providers to meet our product demands and restocking needs on a cost competitive basis; the execution and management of our store growth, including the availability and cost of acceptable real estate locations for new store openings, the capital that we utilize in connection with new store development and the anticipated time between lease execution and store opening; the mix of our new store openings as between build to suit sites and second-generation, as-is sites and as between existing markets and newer markets; the actions of third parties involved in our store growth activities, including property owners, landlords, property managers, contractors, subcontractors, government agencies, and current tenants who occupy one or more of our proposed new store locations, all of whom may be impacted by their financial condition, their lenders, their activities outside of those focused on our new store growth and other tenants, customers and business partners of theirs; impairment of recorded goodwill and other long-lived assets; global economies and credit and financial markets; our ability to maintain the security of electronic and other confidential and/or personal information; serious disruptions and catastrophic events; competition; personnel recruitment and retention; acquisitions and divestitures, including the ability to integrate successfully any such acquisitions; information systems and technology; commodity, energy, fuel, and other cost increases; compliance with laws, regulations and orders; changes in laws and regulations; outcomes of litigation and proceedings and the availability of insurance, indemnification, and other third-party coverage of any losses suffered in connection therewith; tax matters; numerous other matters of national, regional and global scale, including those of a political, economic, business, and competitive nature; the outcome of the strategic and financial review being conducted by the Company and the Board of Directors; and other factors as set forth from time to time in our filings with the Securities and Exchange Commission. Any forward-looking statement, including any contained herein, speaks only as of the time of this release and we do not undertake to update or revise them as more information becomes available or to disclose any facts, events or circumstances after the date of this release that may affect the accuracy of any forward-looking statement, except as may be required by any applicable securities laws.

This press release, and access to our earnings call, is also available in the Investor Relations portion of The Fresh Market, Inc. website (http://ir.thefreshmarket.com/).

The Fresh Market, Inc.
Consolidated Statements of Comprehensive Income
(In thousands, except share and per share amounts)
(unaudited)

	For the Thirteen Weeks Ended		For the Thirty-Nine Weeks Ended
	October 25, 2015	October 26, 2014	October 25, 2015	October 26, 2014

Sales	$433,124	$419,450	$1,337,260	$1,272,679
Cost of goods sold	289,106	281,375	883,687	842,723
Gross profit	144,018	138,075	453,573	429,956

Operating expenses:
Selling, general and administrative expenses	109,568	100,781	318,305	299,048
Impairments and store closure costs	304	(2,728)	14,565	13,881
Depreciation	17,462	15,694	50,384	45,996
Income from operations	16,684	24,328	70,319	71,031
Interest expense	1,020	1,086	2,988	3,307
Income before provision for income taxes	15,664	23,242	67,331	67,724
Tax provision	5,673	8,358	24,702	24,879

Net income and comprehensive income	$9,991	$14,884	$42,629	$42,845

Net income per share:
Basic	$0.21	$0.31	$0.88	$0.89

Diluted	$0.21	$0.31	$0.88	$0.88

Weighted average common shares outstanding:
Basic	47,994,052	48,291,724	48,320,885	48,280,457

Diluted	48,108,663	48,480,657	48,462,303	48,446,013

The Fresh Market, Inc. Consolidated Balance Sheets (In thousands, except share amounts) (unaudited)

	October 25, 2015	January 25, 2015
Assets
Current assets:
Cash and cash equivalents	$37,328	$48,486
Accounts receivable	7,936	12,442
Inventories	68,398	61,237
Prepaid expenses and other current assets	3,870	4,633
Income tax benefit	4,825	622
Deferred income taxes	9,095	6,957
Total current assets	131,452	134,377
Property and equipment, net	411,720	392,194
Deferred income taxes	6,595	1,452
Other assets	7,157	9,429
Total assets	$556,924	$537,452

Liabilities and stockholders' equity
Current liabilities:
Accounts payable	$48,871	$45,592
Accrued liabilities	78,287	74,641
Total current liabilities	127,158	120,233
Capital and financing lease obligations	32,493	33,337
Closed store reserves	9,787	10,187
Deferred income taxes	—	929
Deferred rent	14,662	13,797
Deferred lease incentives	17,085	14,117
Other liabilities	16,518	16,065
Total noncurrent liabilities	90,545	88,432

Stockholders' equity:
Preferred stock – $0.01 par value; 40,000,000 shares authorized, none issued	—	—
Common stock – $0.01 par value; 200,000,000 shares authorized, 46,922,644 and 48,392,201 shares issued and outstanding as of October 25, 2015 and January 25, 2015, respectively	468	483
Additional paid-in capital	127,950	122,526
Retained earnings	210,803	205,778
Total stockholders' equity	339,221	328,787
Total liabilities and stockholders' equity	$556,924	$537,452

The Fresh Market, Inc.
Consolidated Statements of Cash Flow
(In thousands)
(unaudited)

	For the Thirty-Nine Weeks Ended
	October 25, 2015	October 26, 2014
Operating activities
Net income	$42,629	$42,845
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	50,524	46,147
Loss on disposals of property and equipment	5,588	1,916
Gain on assignment of capital lease	—	(1,508)
Share-based compensation	3,652	5,513
Excess tax (benefit) shortfall from share-based compensation	(80)	158
Deferred income taxes	(8,210)	(15,300)
Change in assets and liabilities:
Accounts receivable	4,506	2,984
Inventories	(7,161)	(8,876)
Prepaid expenses and other assets	2,899	(41)
Income tax benefit	(4,203)	(4,907)
Accounts payable	3,279	4,305
Closed store reserves	3,417	14,018
Accrued and other liabilities	8,677	10,952
Net cash provided by operating activities	105,517	98,206

Investing activities
Purchases of property and equipment	(80,634)	(64,478)
Proceeds from sale of property and equipment	745	102
Net cash used in investing activities	(79,889)	(64,376)

Financing activities
Borrowings on revolving credit facility	—	137,233
Payments made on revolving credit facility	—	(161,933)
Payments made on debt issuance costs	—	(499)
Payments made on capital and financing lease obligations	(938)	(562)
Proceeds from issuance of common stock pursuant to employee stock purchase plan	120	132
Excess tax benefit (shortfall) from share-based compensation	80	(158)
Payments made on withholding tax for restricted stock vesting	(1,009)	(162)
Proceeds from exercise of share-based compensation awards	2,581	234
Payments to repurchase common stock	(37,620)	—
Net cash used in financing activities	(36,786)	(25,715)

Net (decrease) increase in cash and cash equivalents	(11,158)	8,115
Cash and cash equivalents at beginning of period	48,486	11,745

Cash and cash equivalents at end of period	$37,328	$19,860

Supplemental disclosures of cash flow information:
Cash paid during the period for interest	$2,821	$3,172

Cash paid during the period for taxes	$37,268	$45,522

Non-cash investing and financing activities:
Property and equipment acquired through capital and financing lease obligations	$51	$5,884

The Fresh Market, Inc.
Occupancy Costs
(In thousands)
(unaudited)

	For the Thirteen Weeks Ended		For the Thirty-Nine Weeks Ended
	October 25, 2015	October 26, 2014	October 25, 2015	October 26, 2014

Pre-Opening Rent	$424	$691	$1,705	$1,817
Other Occupancy Costs	23,845	21,833	69,332	64,394
Total Occupancy Costs	$24,269	$22,524	$71,037	$66,211

Occupancy costs are reflected in the "Cost of goods sold" line item on the Consolidated Statements of Comprehensive Income.

The Fresh Market, Inc.
New Store Pre-Opening Expenses
(In thousands)
(unaudited)

	For the Thirteen Weeks Ended		For the Thirty-Nine Weeks Ended
	October 25, 2015	October 26, 2014	October 25, 2015	October 26, 2014

New Store Pre-Opening Expenses	$1,731	$1,502	$3,721	$4,234

New store pre-opening expenses are reflected in the "Selling, general and administrative expenses" line item on the Consolidated Statements of Comprehensive Income.

The Fresh Market, Inc.
Reconciliation of Adjusted Financial Statement Items (1)
(In thousands, except per share amounts)
(unaudited)

	For the Thirteen Weeks Ended October 25, 2015			For the Thirteen Weeks Ended October 26, 2014

	GAAP	Adjustments (2)	Adjusted GAAP	GAAP	Adjustments (3)	Adjusted GAAP
Income from operations	$16,684	$1,826	$18,510	$24,328	$(2,904)	$21,424

Income before provision for income taxes	$15,664	$1,826	$17,490	$23,242	$(2,904)	$20,338

Tax provision	$5,673	$808	$6,481	$8,358	$(1,043)	$7,315

Net income (loss)	$9,991	$1,018	$11,009	$14,884	$(1,861)	$13,023

Net income per share:
Basic (4)	$0.21	$0.02	$0.23	$0.31	$(0.04)	$0.27

Diluted (4)	$0.21	$0.02	$0.23	$0.31	$(0.04)	$0.27

	For the Thirty-Nine Weeks Ended October 25, 2015			For the Thirty-Nine Weeks Ended October 26, 2014

	GAAP	Adjustments (5)	Adjusted GAAP	GAAP	Adjustments (6)	Adjusted GAAP
Income from operations	$70,319	$16,705	$87,024	$71,031	$13,885	$84,916

Income before provision for income taxes	$67,331	$16,705	$84,036	$67,724	$13,885	$81,609

Tax provision	$24,702	$6,453	$31,155	$24,879	$5,307	$30,186

Net income	$42,629	$10,252	$52,881	$42,845	$8,578	$51,423

Net income per share:
Basic (4)	$0.88	$0.21	$1.09	$0.89	$0.18	$1.07

Diluted (4)	$0.88	$0.21	$1.09	$0.88	$0.18	$1.06

(1) In addition to reporting financial results in accordance with U.S. generally accepted accounting principles, or GAAP, the Company is also presenting results on an "adjusted" basis in order to exclude certain charges incurred during the thirteen and thirty-nine weeks ended October 25, 2015 and October 26, 2014. These measures are not in accordance with, or an alternative to, GAAP and are reconciled to the Company's most recent GAAP financial statements. The Company's management believes that these presentations provide useful information to management, analysts and investors regarding certain additional financial and business trends relating to the Company's results of operations and financial condition. In addition, the Company's management uses these measures to review the Company's financial results and evaluate its business operations.

The Fresh Market, Inc.
Reconciliation of Adjusted Financial Statement Items (1) (continued)
(2) The Company recognized pre-tax charges of $1.8 million ($1.0 million, net of tax) with $1.7 million recorded to the "Selling, general, and administrative expenses" line item on the Consolidated Statements of Comprehensive Income for the thirteen weeks ended October 25, 2015, primarily related to previously announced leadership changes with additional store closure costs recorded to the "Impairments and store closure costs" line item.
(3) The Company recognized a pre-tax net benefit of $2.9 million ($1.9 million, net of tax) recorded to the "Impairments and store closure costs" line item on the Consolidated Statements of Comprehensive Income related to the gain on the assignment of a capital lease and changes in estimates related to lease commitments for previously closed stores.
(4) The net income per share totals in the above tables may not equal the sum of the components due to rounding.

(5) The Company recognized pre-tax charges of $16.7 million ($10.3 million, net of tax) with $14.0 million recorded to the "Impairments and store closure costs" line item on the Consolidated Statements of Comprehensive Income. These charges include the recognition of certain lease liabilities, severance, write down and loss on disposal of assets and other exit costs. Additional charges of $2.0 million related to the previously announced leadership changes and were recorded to "Selling, general, and administrative expenses" and the remaining charges, primarily related to the liquidation of inventory for the store closures, are reflected on other line items of the Consolidated Statements of Comprehensive income.

(6) The Company recognized pre-tax charges of $13.9 million ($8.6 million, net of tax) with $13.5 million recorded to the "Impairments and store closure costs" line item on the Consolidated Statements of Comprehensive Income. These charges include the recognition of certain lease liabilities, severance, write down and loss on disposal of assets and other exit costs. The remaining charges primarily relate to the liquidation of inventory for the store closures and are reflected on other line items of the Consolidated Statements of Comprehensive Income.

The Fresh Market, Inc.
Reconciliation Between Net Income and Adjusted EBITDA (1)
(In thousands)
(unaudited)

	For the Thirteen Weeks Ended		For the Thirty-Nine Weeks Ended
	October 25, 2015	October 26, 2014	October 25, 2015	October 26, 2014
Net income	$9,991	$14,884	$42,629	$42,845
Adjusted items:
Tax provision	5,673	8,358	24,702	24,879
Interest expense	1,020	1,086	2,988	3,307
Depreciation	17,462	15,694	50,384	45,996
Leadership change related charges	1,599	—	2,014	—
Share-based compensation, net of leadership change related charges	1,292	1,810	3,900	5,513
Strategic and financial review charges	144	—	144	—
Loss on disposals of property and equipment, net of closed stores (2)	7	27	18	64
Impairments and store closure costs	304	(2,728)	14,565	13,881
Other (3)	2	—	474	418
Total adjusted items	27,503	24,247	99,189	94,058

Adjusted EBITDA	$37,494	$39,131	$141,818	$136,903

(1)
While the Company reports financial results in accordance with U.S. generally accepted accounting principles (GAAP), it also provides certain non-GAAP operating performance measures. This non-GAAP information is provided as a supplement to, and not as a substitute for, measures of financial performance prepared in accordance with GAAP. The Company's management uses this information internally to make operating decisions and believes it is helpful to investors because it allows period-to-period comparisons of the Company's ongoing operating results. The information can also be used to perform trend analyses and to better identify operating trends that may otherwise be masked or distorted. Finally, the Company believes such information provides a higher degree of transparency.

(2) The "Loss on disposals of property and equipment" line item on the Consolidated Statements of Cash Flows includes the loss from closed stores. See table below for the calculation of loss on disposals of property and equipment, net of closed stores.

Reconciliation of Loss on Disposals of Property and Equipment:

	For the Thirteen Weeks Ended		For the Thirty-Nine Weeks Ended
	October 25, 2015	October 26, 2014	October 25, 2015	October 26, 2014
(Gain) loss on disposals of property and equipment	$(18)	$125	$5,588	$1,916
Less: (Gain) loss on disposals included in the "Impairments and store closure costs" line item on the Consolidated Statements of Comprehensive Income	(25)	98	5,570	1,852
Loss on disposals of property and equipment, net of closed stores	$7	$27	$18	$64

(3) Other adjusted items primarily relate to the liquidation of inventory for closed stores and are reflected in other line items on the Consolidated Statements of Comprehensive Income for the thirteen and thirty-nine weeks ended October 25, 2015 and October 26, 2014.

The Fresh Market, Inc.
Calculation of Return Metrics (1)
(unaudited)
	October 25, 2015 Calculated Using GAAP	October 26, 2014 Calculated Using GAAP	October 25, 2015 Calculated Using Adjusted	October 26, 2014 Calculated Using Adjusted
Return Metrics - Trailing Four Quarters	Net Income (2)	Net Income (2)	Net Income (3)	Net Income (3)
Return on assets (4)	11.3%	9.2%	14.0%	13.8%
Return on invested capital (5)	17.6%	13.5%	21.2%	18.9%
Return on equity (6)	18.5%	14.7%	22.3%	21.3%

(1)
The return metrics do not represent financial measures prepared in accordance with U.S. generally accepted accounting principles (GAAP). For a discussion of financial measures not prepared in accordance with GAAP, please see below. The Company's management believes that these presentations provide useful information to management, analysts and investors regarding certain additional financial and business trends relating to the Company's results of operations and financial condition. In addition, the Company's management uses these measures to review the Company's financial results and evaluate its business operations. The financial return metrics are calculated on a trailing four quarters basis. The manner of calculating these return metrics is set forth in the footnotes below and may not be comparable to the manner in which other companies calculate these return metrics.

(2)	The return metrics in these columns are calculated using net income determined in accordance with GAAP. Please see the footnotes below for the formulas used to determine these return metrics.

(3)
The return metrics in these columns are calculated using adjusted net income, which is a non-GAAP financial measure. Please see the schedule below for the reconciliation of net income determined in accordance with GAAP to adjusted net income.

Trailing four quarters ended (in millions):
	As of October 25, 2015	As of October 26, 2014
Net income	$62.8	$44.8
Impairments and store closure costs	23.2	41.4
Leadership change related charges	4.1	—
Strategic and financial review charges	0.1	—
Adjustment for taxes	(10.7)	(16.0)
Adjusted net income	$79.5	$70.2

(4)
Net Income/Average Assets (for the columns which present metrics calculated using net income) and Adjusted Net Income/Average Assets (for the columns which present metrics calculated using adjusted net income).

(5)
(1-Tax Rate)*(EBIT)/(Average Assets - Average Cash - Average Non-Interest Bearing Current Liabilities). EBIT, which is not presented as a stand-alone financial measure, is a non-GAAP financial measure and equals (i) net income plus interest expense plus provision for income taxes (for the calculation set forth in the columns which present metrics calculated using net income) and (ii) adjusted net income plus interest expense plus adjusted provision for income taxes (for the calculation set forth in the columns which present metrics calculated using adjusted net income).

(6)
Net Income/Ending Equity (for the columns which present metrics calculated using net income) and Adjusted Net Income/Ending Equity (for the columns which present metrics calculated using adjusted net income).

Non-GAAP Financial Measures

While the Company reports financial results in accordance with U.S. generally accepted accounting principles (GAAP), it also provides certain non-GAAP operating performance measures. This non-GAAP information is provided as a supplement to, and not as a substitute for, measures of financial performance prepared in accordance with GAAP. The Company's management uses this information internally to make operating decisions and believes it is helpful to investors because it allows period-to-period comparisons of the Company's ongoing operating results. The information can also be used to perform trend analyses and to better identify operating trends that may otherwise be masked or distorted. Finally, the Company believes such information provides a higher degree of transparency.